Exhibit 99.1

Tvardi Therapeutics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Tvardi Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tvardi Therapeutics, Inc. (the "Company") as of December 31, 2024 and 2023, the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and does not have sufficient cash on hand or available liquidity to fund operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the board of directors and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Prepaid and Accrued Research and Development Expenses – Refer to Notes 2, 4 and 6 to the financial statements

Critical Audit Matter Description

The Company recognizes research and development expenses and records accruals for estimated costs of research and development activities conducted by third-party contract research organizations (CROs) service providers. The majority of the Company’s service providers invoice in arrears for services performed, on a pre-determined schedule, or when contractual milestones are met; however, some require advanced payments. The Company records advance payments to service providers as prepaid expenses and other current assets, which are expensed as the contracted services are performed. The Company accrues for these costs based on factors such as the time period over which services will be performed, the enrollment of patients, and the level of effort to be expended in each period in accordance with its agreements with its third-party service providers for such services.

Given the significant judgments made by the Company in estimating the progress or stage of completion of the services, auditing the Company's accrued and prepaid research and development expenses related to CROs was especially challenging. Specifically, because the amount of accrued and prepaid research and development expenses is dependent on the Company’s receipt of timely and accurate reporting from third-party service providers, the Company’s estimates of work completed as of the balance sheet date, and the Company’s estimates of the period over which this work will be performed, auditing prepaid and accrued research and development expenses related to CROs required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to testing the prepaid and accrued research and development expenses included the following, among others:

•	We tested the design and implementation of relevant controls over the Company’s review of associated journal entries.
•	We evaluated the Company’s accounting policy for prepaid and accrued research and development liabilities, including the estimation approach for the expenses, for reasonableness.
•	We evaluated the Company’s judgments, including but not limited to, patient enrollment, using the evidence obtained to determine the prepaid and accrued research and development liabilities.
•	We confirmed the monthly patient enrollment directly with the CROs.
•	For a sample of agreements and contracts, we agreed inputs utilized in the estimate of prepaid and accrued research and development liabilities to the underlying contract, corresponding invoices incurred during the period and evidence of payment to test the Company's disbursements made to third-party service providers.
•	We compared invoices received by the Company subsequent to December 31, 2024, to the accrued research and development expenses related to CROs recognized by the Company.

/s/ Deloitte & Touche LLP

Houston, Texas

April 1, 2025

We have served as the Company’s auditor since 2022.

Tvardi Therapeutics, Inc.

Balance Sheets

(Amounts in thousands, except share and per share amounts)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$31,614	$22,919
Prepaid expenses and other current assets	72	3,239
Total current assets	31,686	26,158
Property and equipment, net	84	116
Intangible assets, net	385	448
Operating lease right-of-use assets	216	262
Deferred offering costs	2,811	-
Other non-current assets	17	17
Total assets	$35,199	$27,001

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,186	1,611
Accrued expenses	8,078	1,577
Operating lease liabilities, current portion	103	93
Total current liabilities	10,367	3,281
Operating lease liabilities, net of current portion	201	275
Convertible Notes	30,259	-
Total liabilities	40,827	3,556

Commitments and contingencies (Note 14)

Redeemable convertible preferred stock (Series A, B), $0.001 par value; 29,723,540 shares authorized as of December 31, 2024 and 2023; 29,555,538 shares issued and outstanding as of December 31, 2024 and 2023; aggregate liquidation preference of $85,902 as of December 31, 2024 and 2023	85,503	85,503

Stockholders' Deficit:
Common stock, $0.001 par value; 58,251,629 shares authorized as of December 31, 2024 and 2023; 19,197,914 and 19,134,164 shares issued and outstanding as of December 31, 2024 and 2023, respectively	19	19
Additional paid-in capital	1,086	762
Accumulated deficit	(92,236)	(62,839)
Total stockholders' deficit	(91,131)	(62,058)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$35,199	$27,001

The accompanying notes are an integral part of these financial statements.

Tvardi Therapeutics, Inc.

Statements of Operations

(Amounts in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$23,650	$15,866
General and administrative	4,457	2,799
Total operating expenses	28,107	18,665
Loss from operations	(28,107)	(18,665)
Interest income	747	1,318
Other income (expense), net	(2,037)	-
Net loss	$(29,397)	$(17,347)

Net loss per share attributable to common stockholders, basic and diluted	$(1.53)	$(0.91)
Weighted-average common shares outstanding, basic and diluted	19,193,932	19,134,096

The accompanying notes are an integral part of these financial statements.

Tvardi Therapeutics, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Amounts in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Comprehensive Loss	Deficit
Balances as of December 31, 2022	29,555,538	$85,503	19,127,914	$19	$446	$(45,492)	$(24)	$(45,051)
Exercise of stock options	-	-	6,250	-	2	-	-	2
Stock-based compensation			-	-	314	-	-	314
Maturities of short-term investments	-	-	-	-	-	-	24	24
Net loss	-	-	-	-	-	(17,347)	-	(17,347)
Balances as of December 31, 2023	29,555,538	$85,503	19,134,164	$19	$762	$(62,839)	$-	$(62,058)
Exercise of stock options	-	-	63,750	-	5	-	-	5
Stock-based compensation	-	-	-	-	319	-	-	319
Net loss	-	-	-	-	-	(29,397)	-	(29,397)
Balances as of December 31, 2024	29,555,538	$85,503	19,197,914	$19	$1,086	$(92,236)	$-	$(91,131)

The accompanying notes are an integral part of these financial statements.

Tvardi Therapeutics, Inc.

Statements of Cash Flows

(Amounts in thousands)

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(29,397)	$(17,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	95	95
Stock-based compensation expense	319	314
Change in fair value of Convertible Notes	1,807	-
Non-cash lease expense	76	51
Accretion of discounts on short-term investments	-	(194)
Interest accrued on Convertible Notes	154	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	3,167	(2,869)
Accounts payable and accrued expenses	5,567	(1,008)
Operating lease liabilities	(93)	(82)
Net cash used in operating activities	(18,305)	(21,040)
Cash flows from investing activities:
Maturities of short-term investments	-	22,468
Net cash provided by investing activities	-	22,468
Cash flows from financing activities:
Proceeds from exercise of stock options	5	2
Proceeds from Convertible Notes	28,298	-
Payments of deferred offering costs	(1,303)	-
Net cash provided by financing activities	27,000	2

Net increase in cash and cash equivalents	8,695	1,430
Cash and cash equivalents - beginning of year	22,919	21,489
Cash and cash equivalents - end of year	$31,614	$22,919

Non-cash investing and financing activities
Deferred offering costs included in accounts payable and accrued expenses	$1,508	$-

The accompanying notes are an integral part of these financial statements.

Tvardi Therapeutics, Inc.

Notes to Financial Statements

1.	Nature of the Business and Basis of Presentation

Tvardi Therapeutics, Inc., Tvardi or the Company, incorporated on December 20, 2017, is a Delaware Corporation headquartered in Houston, Texas. The Company is a clinical-stage, biopharmaceutical company focused on the development of novel, oral, small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need. Based upon its founder’s seminal work and deep understanding of the transcription factor, STAT3, the Company has designed an innovative approach to directly inhibit STAT3, a highly validated, yet historically undruggable target. Leveraging this expertise, the Company is developing a pipeline of STAT3 inhibitors with a differentiated mechanism of action and convenient oral dosing. The Company’s lead product candidate, TTI-101, is currently in Phase 2 clinical development for the treatment of fibrosis-driven diseases, with an initial focus on idiopathic pulmonary fibrosis, IPF and hepatocellular carcinoma, HCC.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, successful development of TTI-101 and TTI-109, the development of new technological innovations by competitors, dependence on key personnel, the ability to attract and retain qualified employees, protection of proprietary technology, compliance with governmental regulations and the ability to secure additional capital to fund operations and commercial success of TTI-101 and TTI-109. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any therapeutic products developed will obtain required regulatory approval or that any approved or consumer products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant product sales.

Additionally, the Company is subject to risks and uncertainties as a result of global business, political and macroeconomic events and conditions, including increasing financial market volatility and uncertainty, inflation, interest rate fluctuations, uncertainty with respect to the federal budget and debt ceiling and potential government shutdowns related thereto, potential instability in the global banking system, cybersecurity events, the impact of war or military conflict, including regional conflicts around the world, and public health pandemics. The extent to which business, political and macroeconomic factors, including increasing financial market volatility and uncertainty, will impact the Company’s business will depend on future developments that are highly uncertain and cannot be predicted at this time.

Proposed Merger

On December 17, 2024 the Company entered into an agreement and plan of merger and reorganization (the Merger Agreement) with Cara Therapeutics, Inc. (Cara), and CT Convergence Merger Sub, Inc., a wholly-owned subsidiary of Cara (Merger Sub), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Cara (such transaction, the Merger).

Upon completion of the Merger, the business of the Company will continue as the business of the surviving corporation. After the completion of the Merger, Cara will change its corporate name to Tvardi Therapeutics, Inc.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the Effective Time):

•	each outstanding share of common stock of Tvardi (including the shares of common stock issuable upon conversion of all shares of preferred stock of Tvardi prior to the Merger), $0.001 par value per share (Tvardi common stock), will be converted into the right to receive a number shares of common stock of Cara, $0.001 par value per share (Cara common stock) in the aggregate, based on a ratio calculated in accordance with the Merger Agreement (the Exchange Ratio); and

•	the outstanding Convertible Notes of Tvardi will be converted into shares of Cara common stock, pursuant to the terms of the Convertible Notes (as defined in Note 8, Convertible Notes).

At the Effective Time, subject to the terms and conditions of the Merger Agreement, Cara will assume outstanding and unexercised options to purchase shares of Tvardi common stock, and in connection with the Merger, they will be converted into options to purchase shares of Cara common stock based on the Exchange Ratio. As of the Effective Time, Cara’s stockholders will continue to own and hold their then existing shares of Cara common stock, which are subject to adjustment for the reverse stock split proposed in connection with the Merger.

The completion of the Merger is subject to customary closing conditions, including, among other things (i) approval by the stockholders of each party of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (ii) The Nasdaq Stock Market LLC’s approval of the listing of shares of Cara common stock to be issued in connection with the Merger, (iii) the effectiveness of a registration statement filed with the Securities and Exchange Commission (SEC) in connection with the Merger, and (iv) Cara net cash at the Effective Time of at least $18.0 million.

The Merger will be accounted for as an in-substance reverse recapitalization of Cara by Tvardi. The treatment as an in-substance reverse recapitalization is based on the assessment that as a result of, and following, Cara’s discontinuation of its research and development activities, sale of certain of its remaining assets and liabilities in connection to its asset purchase agreement, and settlement of its other remaining operating assets and liabilities, on the closing date of the Merger, Cara is expected to have nominal operations and nominal pre-combination assets. These nominal pre-combination assets are expected to primarily be cash, cash equivalents, and marketable securities. Under this method of accounting, Tvardi will be considered the accounting acquirer for financial reporting purposes.

Liquidity and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has incurred net operating losses and negative cash flows from operations since its inception. During the year ended December 31, 2024, the Company incurred a net loss of $29.4 million and used $18.3 million of cash in operating activities. As of December 31, 2024, the Company had an accumulated deficit of $92.2 million.

To date, the Company has no products approved for marketing and sale and it has not yet recorded any revenue from product sales. The Company’s ability to achieve profitability is dependent on its ability to successfully develop its lead compound, conduct clinical trials, obtain regulatory approvals, and support commercialization activities for its product candidates. Any products developed will require approval of the U.S. Food and Drug Administration, or the FDA, or a foreign regulatory authority prior to commercial sale.

Since inception, the Company has relied primarily on sales of redeemable convertible preferred stock and issuance of convertible debt to fund its operations. The Company’s product candidates are still in the early stages of development, and substantial additional financing will be needed by the Company to fund its operations and ongoing research and development efforts prior to the commercialization of its product candidates.

The Company's cash and cash equivalents of $31.6 million as of December 31, 2024 is not sufficient to fund its planned operations for at least one year from the issuance date of these financial statements, which raises substantial doubt as to the Company's ability to continue as a going concern.

Significant additional funding is necessary to maintain current operations and to advance the Company’s research and development activities. The Company is seeking to complete a planned reverse merger with Cara, as discussed above, and plans to seek additional funding through subsequent public or private offerings of equity or debt securities and other funding sources. Alternatively, in the event the Company does not complete the reverse merger, the Company plans to seek additional funding through equity offerings or debt financings, credit or loan facilities, strategic alliances and licensing arrangements. The Company’s ability to access capital when and in the amount needed is not assured. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The accompanying financial statements represent the accounts of the Company. The Company does not maintain ownership in any subsidiaries and therefore does not consolidate any other entities within the presented financial statements.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses as of and during the reporting period. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates. Significant estimates and assumptions reflected within these financial statements include, but are not limited to, prepaid and accrued research and development expenses, including those related to contract research organizations, or CROs, contract development manufacturing organizations, or CDMOs, and other third-party vendors, and the valuation of the Company’s common stock, stock- based awards, and Convertible Notes. Changes in estimates are recorded in the period in which they become known.

Concentration of Credit Risk and of Significant Suppliers

The Company’s cash and cash equivalents represent potential concentrations of credit risk. The Company deposits its cash and cash equivalents in financial institutions in amounts that may exceed federally insured limits, has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The following table presents information about the Company’s significant suppliers:

	For the Year Ended December 31,		As of December 31,
	2024	2023	2024	2023
	% of operating expenses		% of accounts payable
Vendor A	62%	33%	43%	40%
Vendor B	1%	14%	2%	-
Vendor C	3%	8%	8%	10%
Vendor D	-	-	-	19%
	66%	55%	53%	69%

The Company’s preclinical studies and clinical trials and testing could be adversely affected by a significant interruption in the supply chain from its significant suppliers.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with an original maturity of three months or less, to be cash equivalents. Cash equivalents include amounts held in money market funds in the amount of $31.3 million and $21.8 million as of December 31, 2024 and 2023, respectively.

The Company recorded interest income on its cash equivalents of $0.7 million for the year ended December 31, 2024 on its statements on operations. The Company recorded interest income of $1.3 million on its cash equivalents and previously outstanding short-term investments during the year ended December 31, 2023 on its statements of operations. The interest income recorded during the year ended December 31, 2023 is also inclusive of accretion of its discounts on its short-term investments, which fully matured during the year ended December 31, 2023.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in-capital generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. The Company recorded deferred offering costs of $2.8 million and $0 as of December 31, 2024 and 2023, respectively.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents are carried at fair value in Level 1, determined according to the fair value hierarchy described above (refer to Note 3, Fair Value Measurements). The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments. The Company’s Convertible Notes (refer to Note 8, Convertible Notes) are carried at fair value, determined according to level 3 inputs in the fair value hierarchy described above. Refer to Note 3, Fair Value Measurements for further information around the fair value of the Convertible Notes.

Property and Equipment

The Company records property and equipment at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Computer equipment	3 years
Office equipment	5 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Estimated useful lives are periodically assessed to determine if changes are appropriate. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or its estimated useful life. Lease terms are based upon the initial lease agreement and do not consider potential renewals or extensions until such time that the renewals or extensions are contracted. Expenditures for maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the balance sheets and any resulting gains or losses are included in the statements of operations in the period of disposal.

Depreciation and amortization expense related to property and equipment, net was less than $0.1 million for each of the years ended December 31, 2024 and 2023.

Intangible Assets

Intangible assets consist of licenses for exclusive use of patent rights owned by a third party, which are amortized using the straight-line method over the estimated periods of benefit, generally the remaining life of the underlying licensed patents.

The Company reviews intangible assets for impairment whenever conditions exist that indicate the carrying value may not be recoverable, such as an economic downturn in the market or a change in the assessment of future operations. No impairment was recorded for the years ended December 31, 2024 and 2023.

Refer to Note 15, Licensing Agreements, for further detail on the Company’s licenses.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value. For the years ended December 31, 2024 and 2023, the Company did not record any impairment losses on long-lived assets.

Operating Leases

The Company determines whether an arrangement is or contains a lease, as defined by Accounting Standards Update, or ASU, 2016-02, Leases (Topic 842), or ASC 842, at contract inception by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. If an arrangement is determined to be or contain a lease, the lease is assessed for classification as either an operating or finance lease at the lease commencement date, defined as the date on which the leased asset is made available for use by the Company, based on the economic characteristics of the lease.

ASC 842 includes certain practical expedients that can be elected for new leases that are executed after the adoption of the new requirements. The Company elected the practical expedient to not separate lease and non-lease components. The Company also elected to apply the short-term lease recognition exemption which eliminates the requirement to present on the balance sheets leases with a term of 12 months or less. These two practical expedients were elected for all classes of underlying assets.

At the lease commencement date, the Company recognizes a lease liability and a right-of-use, or ROU, asset representing its right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated as the present value of the future lease payments in the contract and the ROU asset is measured as the lease liability plus initial direct costs and prepaid lease payments, less lease incentives granted by the lessor. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease. Operating lease cost is recognized on a straight-line basis over the lease term in the statements of operations and comprehensive loss.

The Company’s lease requires other payments such as costs related to taxes, insurance, maintenance, and other expenses. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. As the Company has elected to not separate lease and non-lease components for all classes of underlying asset, all variable costs associated with the lease are expensed in the period incurred and presented and disclosed as variable lease costs. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive financial covenants.

ASC 842 requires that a lessee use the rate implicit in the lease when measuring the lease liability and ROU asset. If the rate implicit in the lease is not readily determinable, the Company is permitted to use its incremental borrowing rate, which is defined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Since the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate when measuring its leases. The incremental borrowing rate is calculated by considering the Company’s credit standing, the lease term and other quantitative and qualitative factors.

Most leases include options to renew and, or, terminate the lease, which can impact the lease term. The exercise of these options is at the Company’s discretion. Periods covered by an option to extend a lease are not included in the lease term as the Company is not reasonably certain it will exercise this option. Additionally, periods covered by an option to terminate the lease are included in the lease term as it is reasonably certain that the Company will not exercise this option.

Classification of Redeemable Convertible Preferred Stock

The holders of Series A and Series B redeemable convertible preferred stock, or the Preferred Stock, have certain liquidation rights in the event of a liquidation event or a deemed liquidation event that, in certain situations, are not solely within the control of the Company and would call for the redemption of the then outstanding Preferred Stock (see Note 9 Redeemable Convertible Preferred Stock, for further detail). Therefore, the Preferred Stock is classified as temporary equity on the accompanying balance sheets.

Convertible Notes

The Company performed an analysis of all of the terms and features of the Convertible Notes (as defined in Note 8, Convertible Notes) and has elected the fair value option to account for the Convertible Notes to simplify the accounting for the identified embedded derivatives, such as automatic conversion upon the closing of a qualified financing event, initial public offering (IPO), or reverse merger, which would require bifurcation and separate accounting. Among meeting other applicable criteria for electing the fair value option, the Company concluded that it was appropriate to apply the fair value option to the Convertible Notes because they are liabilities that are not classified as a component of stockholders’ deficit. As a result of applying the fair value option, debt issuance costs incurred related to the Convertible Notes were expensed as incurred and not deferred.

The Convertible Notes will be remeasured at fair value at each balance sheet date until repayment or conversion. Changes to the fair value of the Convertible Notes will be recorded in other income (expense), net in the Company’s statement of operations. The Company has also elected the option of combining interest expense and the change in fair value as a single line item within the Company’s statement of operations. Refer to Note 3, Fair Value Measurements, for further detail regarding the valuation of the Convertible Notes.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or CODM, in deciding how to allocate resources and in assessing performance. The Company’s CODM, its Chief Executive Officer and Chief Financial Officer, view the Company’s operations as a single operating segment, which is the business of discovering and developing novel orally bioavailable, small molecule therapies across a broad range of diseases driven by STAT3 with high unmet need.

All of the Company’s long-lived assets are held in the United States.

Refer to Note 17, Segment Reporting, for additional disclosures related to segment information.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses include wages, associated employee benefits, and stock-based compensation expense of employees engaged in research, amortization of licensed intangible assets, external costs of third-party vendors that conduct research and development and manufacturing activities on behalf of the Company, and other operational costs related to the Company’s research and development activities.

Prepaid and Accrued Research and Development Expenses

The Company recognizes research and development expense and records accruals for estimated costs of research and development activities conducted by third-party service providers, which include CROs that conduct research, preclinical studies and clinical trials on the Company’s behalf, including in connection with the Company’s research and development arrangement, and CDMOs that manufacture the Company’s product candidate for use in preclinical studies and clinical trials. The majority of the Company’s service providers invoice in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. The Company makes estimates of the accrued expenses and includes these costs in accrued liabilities in the balance sheets and within research and development expense in the statements of operations based on facts and circumstances known to the Company at that time. These costs are a significant component of the Company’s research and development expenses.

The Company accrues for these costs based on factors such as estimates of the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and in accordance with agreements established with its third-party service providers for such services. The Company makes significant judgments and estimates in determining the accrued research and development liabilities balance at each reporting period. As actual costs become known, the Company adjusts its accrued estimates. To date, there have been no material adjustments to the Company’s estimates of accrued research and development expenses. The Company records advance payments to service providers as prepaid expenses and other current assets, which are expensed as the contracted services are performed. If the actual timing of the performance of services varies from the estimate, or the Company receives any change orders from its third-party providers, then the Company adjusts the amount of the accrued expense or the prepaid expense accordingly.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits, including stock- based compensation expense, for employees in operating and finance functions and directors, as applicable; professional fees for legal, accounting, auditing, tax and consulting services; travel expenses; and facility-related expenses, which include expenses for rent and maintenance of facilities and other operating costs. The Company expenses all general and administrative expenses as incurred.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recoverability of the expenditure. Amounts incurred are classified as general and administrative expenses in the Company’s statements of operations.

Stock-based Compensation

The Company measures all stock-based awards granted to employees, officers, directors, consultants, and advisors based on the fair value on the date of the grant, and recognizes the resulting fair value over the requisite service period. The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options granted. The Company has elected to recognize stock- based compensation expense for service-based stock options with graded vesting on a straight-line basis over the requisite service period, which is generally the vesting period. The Company accounts for forfeitures as they occur. The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Company measures stock-based compensation costs for employees and non-employees at the grant date based on the estimated fair value of the award, which is reviewed periodically, and recognizes compensation expense on a straight-line basis over the vesting period which approximates the requisite service period. Compensation expense is recognized with an offsetting credit to additional paid-in capital.

Net Loss Per Share

The Company calculated basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. The Company’s redeemable convertible preferred stock is considered participating as the holders are entitled to receive dividends in preference and priority to the holders of common stock. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period has been distributed. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.

Under the two class method, basic net loss per share attributable to common stockholders is computed by dividing net loss attributed to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by: (i) adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities and (ii) dividing the diluted net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, including potential dilutive shares of common stock. For purposes of this calculation, the Convertible Notes, redeemable convertible preferred stock and stock options to purchase common stock are considered potential dilutive shares of common stock. The potentially dilutive shares of common stock outstanding during the period are calculated using the (i) if-converted method for the Convertible Notes and redeemable convertible preferred stock and (ii) treasury stock method for the options to purchase common stock, except where the effect of including these securities would be anti-dilutive.

The Company has generated a net loss in all periods presented, and therefore the basic and diluted net loss per share attributable to common stockholders are the same as the inclusion of the potentially dilutive securities would be anti-dilutive.

Income Taxes

The Company provides for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company utilizes a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, or ASU 2023-07. ASU 2023-07 expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. All disclosure requirements under ASU 2023-07 are also required for public entities with a single reportable segment. The Company adopted the guidance in the fiscal year beginning January 1, 2024. There was no impact on the Company’s reportable segments identified and additional required disclosures have been included in Note 17, Segment Reporting.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, or ASU 2023-09. ASU 2023-09 requires public business entities to disclose additional information in specified categories with respect to the reconciliation of the effective tax rate to the statutory rate (the rate reconciliation) for federal, state, and foreign income taxes. It also requires greater detail about individual reconciling items in the rate reconciliation to the extent the impact of those items exceeds a specified threshold (if the effect of those reconciling items is equal to or greater than 5% of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). In addition to new disclosures associated with the rate reconciliation, ASU 2023-09 requires information pertaining to taxes paid (net of refunds received) to be disaggregated for federal, state, and foreign taxes and further disaggregated for specific jurisdictions to the extent the related amounts exceed a quantitative threshold. The amendments are effective for public business entities for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted. As of December 31, 2024, the Company has not yet adopted this new ASU however the Company expects no impact to its operations, cash flows, financial condition, or any related disclosures, upon adoption.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in ASU 2024-03 address investor requests for more detailed expense information and require additional disaggregated disclosures in the notes to financial statements for certain categories of expenses that are included in the statement of operations. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the provisions of this guidance and the potential impact on its financial statements and disclosures.

3.	Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values (in thousands):

	Fair Value Measurements as of
	December 31, 2024
	Level 1	Level 2	Level 3	Total
Financial assets:
Cash equivalents:
Money market funds	$31,303	$-	$-	$31,303
Total financial assets	$31,303	$-	$-	$31,303

Financial liabilities:
Convertible Notes	$-	$-	$30,259	$30,259
Total financial liabilities	$-	$-	$30,259	$30,259

	Fair Value Measurements as of
	December 31, 2023
	Level 1	Level 2	Level 3	Total
Financial assets:
Cash equivalents:
Money market funds	$21,762	$-	$-	$21,762
Total financial assets	$21,762	$-	$-	$21,762

The Company did not have any Level 3 assets or liabilities as of December 31, 2023. There were no transfers between Levels during the periods presented.

The following table presents the changes in the fair value of the Level 3 Convertible Notes (in thousands):

Amounts
Balance as of December 31, 2023	$-
Convertible Notes issuance	28,298
Accrued interest as of December 31, 2024	154
Change in fair value of the Convertible Notes	1,807
Balance as of December 31, 2024	$30,259

Valuation of Convertible Notes

In December 2024, the Company issued and sold Convertible Notes (as defined in Note 8, Convertible Notes) in an aggregate principal amount of $28.3 million. The fair value of the Convertible Notes at issuance and as of December 31, 2024 was estimated based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. The Convertible Notes were valued using a scenario-based valuation analysis requiring a probability of inputs including the probability of occurrence of events that would trigger conversion of the Convertible Notes and the expected timing of such events.

The following table presents the assumptions, estimates, and contractual features incorporated into the valuation of the Convertible Notes as of December 31, 2024:

Inputs
Time to Qualified/non-Qualified financing (in years)	0.25
Time to IPO (in years)	0.25
Time to reverse merger (in years)	0.33
Time to dissolution (in years)	n/a
Interest rate (risk-free)	4.37%
Conversion discount rate	20.00%

In addition to the inputs in the table, the Company’s assumptions and estimates incorporated into the valuation included probabilities assigned to each of the scenarios above, including a Qualified/non-Qualified financing (as defined in Note 8, Convertible Notes), IPO, reverse merger, and dissolution. Refer to Note 8, Convertible Notes, for further details surrounding the Qualified/non-Qualified Financing, IPO, reverse merger, and other settlement scenarios.

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of December 31, 2024 and 2023 (in thousands):

	As of December 31,
	2024	2023
Prepaid research and development expenses	$18	$3,203
Other prepaid expenses	54	36
Total prepaid expenses and other current assets	$72	$3,239

5.	Intangible Assets

Intangible assets consisted of the following as of December 31, 2024 and 2023 (in thousands):

	As of December 31,
	2024	2023
Licensed patent rights	$826	$826
Less: accumulated amortization	(441)	(378)
Total intangible assets, net	$385	$448

As of December 31, 2024, the expected remaining amortization expense is as follows (in thousands):

Year Ended December 31,	Amount
2025	63
2026	63
2027	63
2028	63
2029	63
Thereafter	70
Total	$385

The Company recognized less than $0.1 million for amortization expense for each of the years ended December 31, 2024 and 2023. Amortization expense is included in research and development expense in the statements of operations.

6.	Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2024 and 2023 (in thousands):

	As of December 31,
	2024	2023
Accrued research and development expenses	$5,172	$518
Accrued employee compensation and benefits	1,142	942
Accrued professional fees	1,756	108
Other accrued expenses	8	9
Total accrued expenses	$8,078	$1,577

7.	Leases

The Company has one operating lease pertaining to 5,969 square feet of corporate office space in Sugar Land, Texas pursuant to a lease agreement that commenced April 1, 2022. As of December 31, 2024 the remaining term of lease was 2.58 years. The lease requires monthly lease payments that are subject to annual increases throughout the lease term.

The components of lease costs, which are included within general and administrative expenses in the Company’s statements of operations were as follows (in thousands):

	For the Year Ended December 31,
	2024	2023
Lease costs:
Operating lease cost	$96	$90
Variable lease cost	80	83
Total lease costs	$176	173

Supplemental disclosure of cash flow information related to the lease were as follows (in thousands):

	For the Year Ended December 31,
	2024	2023
Operating cash flows from operating leases	$197	$194

The weighted-average discount rate and remaining lease term were as follows:

	For the Year Ended December 31,
	2024	2023
Weighted-average discount rate	9.50%	9.50%
Weighted-average remaining lease term	2.58	3.67

As of December 31, 2024, the maturities of the Company’s operating lease liabilities were as follows (in thousands):

Year Ended December 31,	Amount
2025	$126
2026	129
2027	88
Total lease payments	343
Less: imputed interest	(39)
Present value of lease liabilities	304
Less: operating lease liabilities, current portion	$103
Operating lease liabilities, net of current portion	$201

8.	Convertible Notes

In December 2024, Tvardi entered into a note purchase agreement to issue and sell convertible notes (the Convertible Notes) in an aggregate principal amount of $28.3 million. The Convertible Notes accrue interest at 8% per annum and mature on December 31, 2026 (the Maturity Date). As of December 31, 2024, the Company has recorded $0.2 million in accrued interest.

Pursuant to the terms of the note purchase agreement, the Convertible Notes may be converted into shares of common stock or other equity securities upon (i) a Qualified Financing or non-Qualified Financing (both as defined below), (ii) an IPO, or (iii) a reverse merger, as further discussed below.

Conversion upon a Qualified Financing

In the event that the Company issues and sells shares of its equity securities to investors while the Convertible Notes remain outstanding in an equity financing with total proceeds of at least $15.0 million (a Qualified Financing), then the outstanding principal amount of the Convertible Notes and any unpaid accrued interest shall automatically convert into equity securities sold in the Qualified Financing at a conversion price equal to the lesser of (i) the price paid per share of the equity securities by the investors in the Qualified Financing multiplied by 0.8 and (ii) the quotient resulting from dividing $252.0 million by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Financing.

Optional conversion upon a non-Qualified Financing

In the event that the Company consummates, while the Convertible Notes remain outstanding, an equity financing pursuant to which it sells shares of the Company’s preferred stock in a transaction that does not constitute a Qualified Financing, the noteholders holding a majority of the outstanding principal amount of the Convertible Notes shall have the option to treat such equity financing as a Qualified Financing and thereby cause the Convertible Notes to convert into equity securities pursuant to the terms of the Qualified Financing.

Conversion upon on IPO

In the event that the Company consummates, while the Convertible Notes remain outstanding, an underwritten IPO, then the outstanding principal amount of the Convertible Notes and any unpaid accrued interest shall automatically convert into shares of the Company’s common stock at a conversion price equal to the lesser of (i) 80% of the initial public offering price per share in the IPO and (ii) the price obtained by dividing $300.0 million by the number of outstanding shares of the Company’s common stock immediately prior to the IPO.

Conversion upon on a reverse merger

In the event that the Company consummates, while the Convertible Notes remain outstanding, a reverse merger transaction with a public traded company, the primary purposes of which transaction or series of related transactions is the public listing of the Company and pursuant to which the stockholders of the Company prior to such transactions shall beneficially own greater than 50% of the surviving entity or the parent entity, then the outstanding principal amount of the Convertible Notes and any unpaid accrued interest shall automatically convert into common stock of such publicly traded company upon the closing of such reverse merger at a conversion price equal to the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of the Company immediately prior to the consummation of the reverse merger or (ii) 80% of the implied valuation of the combined company common stock in the Merger.

Payout upon a change of control

In the event that the Company consummates a change of control (as defined within the note purchase agreement to be events other than a reverse merger) while the Convertible Notes remain outstanding, the Company shall repay the note holders in cash an amount equal to (i) the outstanding principal amount of the Convertible Notes plus any unpaid accrued interest on the original principal, plus (ii) a repayment premium equal to 100% of the outstanding principal amount of the Convertible Notes.

Maturity date conversion

In the event the Convertible Notes remain outstanding on or following the Maturity Date, the noteholders shall have the option to elect to have the outstanding principal balance of the Convertible Notes and any unpaid accrued interest thereon convert into shares of the Company’s Series B Preferred Stock at a conversion price per share equal to $3.8095.

The Convertible Notes were recorded at fair value of $28.3 million upon issuance and were remeasured to the fair value of $30.1 million as of December 31, 2024. The change in the fair value of the Convertible Notes of $1.8 million was recorded within other income (expense), net on the Company’s statement of operations for the year ended December 31, 2024. There was approximately $0.1 million of debt issuance costs incurred in connection with the Convertible Notes. This amount was recognized within other income (expense), net in the Company’s statement of operations during the year ended December 31, 2024.

The future minimum principal payments under the Convertible Notes, if not otherwise converted pursuant to the terms above, as of December 31, 2024 are as follows:

Years ended December 31,	Principal Payments
2025	$-
2026	28,298
Thereafter	-
Total	$28,298

9. Redeemable Convertible Preferred Stock

The Company has issued Series A preferred stock and Series B preferred stock, which are collectively referred to as the Preferred Stock. As of December 31, 2024 and 2023, the Company authorized the issuance of 29,723,540 shares of Preferred Stock, par value of $0.001 per share, of which 9,499,999 have been designated Series A preferred stock and 20,223,541 have been designated Series B preferred stock.

Series A Preferred Stock

During 2018, the Company entered into the Series A preferred stock purchase agreements for 8,550,340 shares of Series A preferred stock with par value of $0.001 each at a price $1.00 per share, or the Series A Original Issue Price, with a group of investors for net proceeds of $8.4 million, or the Series A Financing. In addition, in connection with the closing of the Series A Financing, then outstanding convertible promissory notes of $0.4 million were converted into 449,659 shares of Series A preferred stock at the Series A Original Issue Price paid by the Series A Financing investors.

Series B Preferred Stock

In June 2021, the Company entered into the Series B preferred stock purchase agreements for 17,452,411 shares of Series B preferred stock with par value of $0.001 each at a price $3.8095 per share, or the Series B Original Issue Price, with a group of investors for net proceeds of $66.3 million, or the Series B Financing. In addition, in connection with the closing of the Series B Financing, (i) then outstanding convertible promissory notes of $7.9 million were converted into 2,603,128 shares of Series B preferred stock at 80% of the Series B Original Issue Price paid by the Series B Financing investors and (ii) a then outstanding translational research grant of $0.5 million was converted into 500,000 shares of Series A Preferred Stock at a conversion price of $1.00 per share pursuant to the terms of grant agreement, dated as of March 2018.

The following tables summarize the Company’s redeemable convertible preferred stock as of December 31, 2024 and 2023 (in thousands except share and per share amounts):

	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A preferred stock	$0.001	9,499,999	9,499,999	$9,327	$9,500	9,499,999
Series B preferred stock	0.001	20,223,541	20,055,539	76,176	76,402	20,055,539
		29,723,540	29,555,538	$85,503	$85,902	29,555,538

The key terms of Preferred Stock are as follows:

Dividends

The Company shall not declare, pay or set aside any dividends on shares or any other class or series of capital stock (other than dividends on shares of the Company’s common stock payable in shares of common stock) unless first the holders of Series B preferred stock shall first receive, or simultaneously receive, a dividend on each outstanding preferred stock, and second, the holders of the Series A preferred stock shall next receive, or simultaneously receive a dividend on each outstanding preferred stock. If the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend. There have been no dividends declared by the Company’s board of directors, or the Board, as of December 31, 2024 and 2023.

Voting Rights

The holder of each share of Series A and Series B preferred stock shall have the right to one vote for each share of common stock into which such Series A and Series B preferred stock could then be converted.

Right to Elect Directors

Holders of Series A preferred stock are entitled to elect two directors of the Company. The holders of Series B preferred stock are entitled to elect one director of the Company. The holders of the Company’s common stock are entitled to elect one director of the Company. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series and on as- converted basis) shall be entitled to elect any remaining director of the Company.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, at any time, and without the payment of additional consideration by the holder. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect upon either (i) the closing of a firm-commitment underwritten public offering of the Company’s common stock at a price of at least $5.7143 per share resulting in at least $50.0 million of gross proceeds to the Company, or (ii) the vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class.

The conversion ratio of Series A and Series B Preferred Stock is determined by dividing the respective original issue price by the applicable conversion price in effect at the time of conversion. The conversion price is $1.00 and $3.8095 per share for Series A and Series B preferred stock, respectively. As of December 31, 2024, each outstanding share of Preferred Stock was convertible into the Company’s common stock on a one-for-one basis.

Liquidation

In the event of liquidation, dissolution, or winding up of the Company or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of Series B preferred stock then outstanding are entitled to distribution of the Company’s assets or funds, before the holders of Series A preferred stock and common stock, in an amount per share equal to the greater of (i) the Series B Original Issue Price ($3.8095 per share), plus any dividends declared but unpaid, or (ii) the amount per share that would have been payable had all shares of Series B preferred stock been converted to common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the assets of the Company are insufficient to pay holders of the Series B Preferred Stock the full amount to which they are entitled, they shall be paid ratably in proportion to the respective amounts they would have received had they been paid in full.

In the event of liquidation, dissolution, or winding up, after the Series B preferred stock holders have been paid in full, the holders of Series A preferred stock are entitled to distribution of the Company’s assets or funds, before the common stock, in amount per share equal to the greater of (i) the Series A Original Issue Price ($1.00 per share), plus any dividends declared but unpaid, or (ii) the amount per share that would have been payable had all shares of Series A preferred stock been converted to common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the assets or funds of the Company are insufficient to pay holders of the Series A preferred stock the full amount to which they are entitled, they shall be paid ratably in proportion to the respective amounts they would have received had they been paid in full. After payment of all preferential amounts to Series A preferred stock holders, the remaining assets available for distribution shall be distributed to the holders of common stock pro rata based on the number of shares held.

Unless the holders of a majority in voting power of the then outstanding shares of Series B preferred stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.

Redemption

The holders of the Company’s Preferred Stock have no voluntary rights to redeem shares. Upon the occurrence of a Deemed Liquidation Event that are outside of the Company’s control, the holders of the Preferred Stock may cause redemption of the Preferred Stock. Accordingly, the Preferred Stock are considered contingently redeemable and are classified as temporary equity on the accompanying balance sheets.

10. Common Stock

As of December 31, 2024 and 2023, the Company’s amended and restated certificate of incorporation authorized the issuance of 58,251,629 shares of $0.001 par value common stock. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above. As of December 31, 2024 and 2023, there were 19,197,914 shares and 19,134,164 shares of common stock issued and outstanding, respectively.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the Board, if any, subject to the preferential dividend rights of the Preferred Stock. When dividends are declared on shares of common stock, the Company must declare at the same time a dividend payable to the holders of Preferred Stock equivalent to the dividend amount they would receive if each share of Preferred Stock were converted into common stock. The Company may not pay dividends to common stockholders until all dividends accrued or declared but unpaid on the Preferred Stock have been paid in full. As of December 31, 2024 and 2023, no dividends were declared.

As of December 31, 2024 and 2023, the Company had reserved 36,014,953 and 36,078,703 shares of common stock, respectively, for the conversion of outstanding shares of Preferred Stock (see Note 9, Redeemable Convertible Preferred Stock), the exercise of outstanding stock options, and the issuance of stock options remaining available for grant under the Company’s 2018 Stock Incentive Plan (see Note 11, Stock-based compensation).

11. Stock-based Compensation

Stock Incentive Plan

In March 2018, the Company established the 2018 Stock Incentive Plan, or the 2018 Plan, under which the Company may grant incentive stock options, non-statutory options, stock appreciation rights, awards of restricted stock, restricted stock units and other stock-based awards, collectively referred to as the Awards. Employees, officers, directors, consultants and advisors are eligible to receive awards under the 2018 Plan; however incentive stock options may only be granted to employees.

As of December 31, 2024 and 2023, the total number of shares of common stock reserved for issuance under the 2018 Plan was 6,657,329 shares. Shares of unused common stock underlying any Awards that are forfeited, canceled or reacquired by the Company prior to vesting will again be available for the grant of Awards under the 2018 Plan. Shares underlying any Awards that are forfeited, canceled, or reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated and shares that are withheld upon exercise of an option of settlement of an award to cover the exercise price or tax withholding shall be added back to the shares available for issuance under the 2018 Plan. As of December 31, 2024 and 2023, the Company had 1,023,786 shares and 1,013,786 shares, respectively, remaining available for grant under the 2018 Plan.

The 2018 Plan is administered by the Board. The Board determines the exercise prices for stock options, which may not be less than 100% of the fair market value of the Company’s common stock on the date of grant, vesting terms, and other restrictions. The Board also determines the fair value the Company’s common stock, taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant. Stock options granted under the 2018 Plan expire ten years after the grant date, unless the Board sets a shorter term, and typically vest over four years.

Fair Value Inputs

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected option term is calculated based on the simplified method for awards with service-based conditions, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted-average basis, the assumptions used in the Black- Scholes option-pricing model to determine the fair value of stock options granted:

	For the Year Ended December 31,
	2024	2023
Per share fair value of common stock	$0.62	$0.52
Expected volatility	73.8%	67.4%
Expected dividends	0%	0%
Expected term (in years)	5.9	6.1
Risk-free rate	3.93%	3.56%

Stock Options

The following table summarizes option activity during the year ended December 31, 2024:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (In Years)	Intrinsic Value (In Thousands)
Outstanding as of January 1, 2024	5,509,379	$0.43	7.04	$2,699
Granted	25,000	0.92
Exercised	(63,750)	0.08
Forfeited/expired	(35,000)	0.82
Outstanding as of December 31, 2024	5,435,629	$0.43	6.06	$2,914
Options exercisable as of December 31, 2024	4,582,807	$0.38	5.78	$2,700
Vested and expected to vest as of December 31, 2024	5,435,629	$0.43	6.06	$2,914

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised during each of the years ended December 31, 2024 and 2023 was less than $0.1 million.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2024 and 2023 was $0.62 and $0.52, respectively.

As of December 31, 2024, there was $0.3 million of total unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.38 years.

The following table illustrates the classification of stock-based compensation in the statements of operations (in thousands):

	For the Year Ended December 31,
	2024	2023
Research and development	$169	$111
General and administrative	150	203
Total stock-based compensation	$319	$314

12. Income Taxes

During the years ended December 31, 2024 and 2023, the Company did not record a provision for income taxes because it has incurred net operating losses since inception and maintains a full valuation allowance against its deferred tax assets. The Company’s entire pre-tax loss for the years ended December 31, 2024 and 2023 were from U.S. operations and resulted in no tax expense or benefit.

A reconciliation of the Company’s total tax using the statutory income tax rate to the Company’s total tax using their effective income tax rate is as follows (in thousands):

	For the Year Ended December 31,
	2024	2023
Income tax at U.S. federal statutory rate	$(6,173)	$(3,643)
State taxes, net of federal benefit	-	-
Valuation allowance	5,735	3,604
Other	438	39
Total income tax	$-	$-

The Company’s significant components of deferred tax assets are as follows (in thousands):

	As of December 31,
	2024	2023
Federal net operating loss carryforwards	$9,903	$7,235
Capitalized research and development expense	8,652	5,665
Tax credits	417	417
Other	180	100
Net deferred tax assets before valuation allowance	19,152	13,417
Valuation allowance	(19,152)	(13,417)
Net deferred tax assets after valuation allowance	$-	$-

As of December 31, 2024 and 2023, the Company had a federal net operating loss, or NOL, carryforward of $47.2 million and $34.5 million, respectively. Of the federal net operating loss carryforwards, $0.4 million expires in 2037 and $46.8 million may be carried forward indefinitely.

As of December 31, 2024, the Company also has federal tax credits of $0.4 million, which begin to expire in 2039.

The future realization of tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient future taxable income within the carryforward period. In assessing the realization of its deferred tax assets, the Company considered whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The Company considered projected future taxable income, scheduled reversal of deferred tax liabilities, and tax planning strategies in making this assessment. As of December 31, 2024, after consideration of all available evidence, both positive and negative, the Company maintained a full valuation allowance against its net deferred tax assets because it is more likely than not they will not be realized in the future. The change in the valuation allowance between the years ended December 31, 2024 and 2023 was an increase of $5.7 million.

The future realization of the Company’s net operating loss carryforwards and other tax attributes may also be limited by the change in ownership rules under the U.S. Internal Revenue Code Section 382. Under Section 382, if a corporation undergoes an ownership change (as defined), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether an ownership changed has occurred or whether there have been multiple ownership changes.

The Company files income tax returns in the US federal and Texas. Therefore, the Company is subject to tax examination by various US taxing authorities. The Company is not currently under examination, and is not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax positions. As of December 31, 2024, tax years from 2021 to present remain open to examination by the Company’s relevant taxing jurisdictions. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future period.

The calculation and assessment of the Company’s income tax exposures generally involve the uncertainties in the application of complex tax laws and regulations for US federal and state jurisdictions. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation, on the basis of the technical merits. As of December 31, 2024, the Company has not recorded any liabilities or interest and penalties related to uncertain tax positions in its financial statements. The Company recognizes accrued interest and penalties, if any, related to uncertain tax positions in tax expense in its financial statements.

13. Net Loss Per Share

Basis and diluted net loss per share attributable to common stockholders was calculated as follows (dollar amounts in thousands):

	For the Year Ended December 31,
	2024	2023
Numerator:
Net loss attributable to common stockholders	$(29,397)	$(17,347)

Denominator:
Weighted-average common shares outstanding, basic and diluted	19,193,932	19,134,096
Net loss per share attributable to common stockholders, basic and diluted	$(1.53)	$(0.91)

The Company’s potentially dilutive securities, which include stock options to purchase common stock and Preferred Stock, have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

The following potentially dilutive securities have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	For the Year Ended December 31,
	2024	2023
Preferred stock (as converted to common stock)	29,555,538	29,555,538
Stock options to purchase common stock	5,435,629	5,509,379

The Company’s Convertible Notes are also potentially dilutive securities, with the amount of shares issued upon conversion to be determined based on the matter in which they are settled. Refer to Note 8, Convertible Notes, for further detail.

14. Commitment and Contingencies

Legal Matters

The Company is subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the balance sheets. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of December 31, 2024 and 2023, the Company was not a party to any material legal proceedings or claims and no liabilities were recorded for loss contingencies.

Contracts

The Company enters into contracts in the normal course of business with various third parties for preclinical research studies, clinical trials, testing, manufacturing, and other services. These contracts generally provide for termination upon notice and are cancellable without significant penalty or payment, and do not contain any minimum purchase commitments.

Guarantees and Indemnifications

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with all members of the Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any claims under indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2024 and 2023.

Other Commitments

In addition to our obligation to make potential royalty payments under the BCM First Agreement and BCM Second Agreement (both as discussed and defined in Note 15, License agreements), the Company is also obligated to pay royalties to each of its founders in an amount equal to 1% each on the worldwide net sales of TTI-101 and any derivative formulations, or any Royalty Bearing Products. These royalty obligations last, on a country-by-country basis, for the later of (i) the date on which the sale of any Royalty Bearing Products are no longer covered by a Covered Patent (as defined below) in such country, or (ii) 15 years after the first commercial sale of royalty bearing product in such country. The timing of when these royalty payments will actually be made is uncertain as the payments are contingent upon future activities, including the successful development, regulatory approval and commercialization of any Royalty Bearing Products. A Covered Patent means, subject to certain customary exceptions, an issued patent that is owned by the Company or an affiliate, or for which all rights to develop and commercialize pharmaceutical products for the treatment of any human disorder, are exclusively licensed to us or an affiliate by the owner of such patent, with the Company’s right or its affiliate’s right to grant sublicenses.

15. License Agreements

In July 2012, Stem Med Limited Partnership, or StemMed, entered into a license agreement, or the BCM First Agreement, with Baylor College of Medicine, or BCM, for the exclusive, worldwide, sublicensable license to certain patents and patent applications related to STAT3 inhibitors in oncology and certain non-oncology indications, or the BCM Patent Rights, which are referred to together with certain cell lines, biological materials, compounds, know-how and technologies as the BCM Technology, in all fields of use. Under the license for the BCM First Agreement, the Company is permitted to make, have made, use, market, sell offer to sell, lease and import products, processes or services that incorporate, utilize, or are made with the use of the BCM Patent Rights or BCM Technology, which is referred to together as the BCM1 Licensed Products, in all fields of use.

In June 2015, StemMed entered into a second license agreement with BCM, or the BCM Second Agreement, which is referred to together with the BCM First Agreement as the BCM License Agreements, for the exclusive, worldwide, sublicensable license to certain patents and patent applications co-owned by BCM and the National Institutes of Health, or NIH, related to methods and compositions for the use of STAT3 inhibitors in certain conditions like anaphylaxis, or the Licensed Patent Rights. Under the license for the Second BCM Agreement, the Company is permitted to make, have made, use, market, sell, offer to sell, lease and import products, processes or services that incorporate, utilize or are made with the use of the Licensed Patent Rights, or the BCM2 Licensed Products, in all fields of use.

StemMed assigned the BCM First Agreement and the BCM Second Agreement to the Company in connection with the transfer of all or substantially all of the assets and businesses to which the BCM License Agreements relate to in January and February 2018.

In accordance with BCM License Agreements, and in consideration for the rights and licenses granted to the Company, the Company agreed to pay BCM the following:

a.	Annual maintenance fees, ranging from $30,000 to $50,000 per year, per license.
b.	Milestone payments, up to a low-seven digit figure in the aggregate.
c.	Royalty fees, set at low-single-digit of net sales of any BSM1 Licensed Products or BSM2 Licensed Products.

Milestones include new drug filings, clinical trial stages, and New Drug Application approval by the FDA.

The Company recorded $50,000 of annual maintenance fees during each of the years ended December 31, 2024 and 2023. The Company also incurred $125,000 in milestone payments in each of the years ended December 31, 2024 and 2023 in relation to the initiation of two Phase 2 clinical trials. To date, no royalty fees have been incurred. All related license costs are expensed as incurred within research and development on the statements of operations.

16. Retirement Savings Plan

The Company maintains a 401(k) Plan which is available to all employees. Under the terms of the 401(k) Plan, participants may elect to contribute up to 80% of their compensation or the statutory prescribed limits. The Company does not make any matching contributions to deferrals made by participants.

17. Segment Reporting

The Company has one reportable segment relating to the discovery and development of novel orally bioavailable, small molecule therapies across a broad range of diseases driven by STAT3 with high unmet need.

The Company’s CODM, its Chief Executive Officer and Chief Financial Officer, manages the Company’s operations on company-wide level for the purposes of allocating resources. The key measure of segment profit or loss that the CODM uses to allocate resources and assess financial performance is the Company’s net loss, which is utilized to evaluate the progress of its research and development programs and other expense categories. The CODM makes decisions using this information on a company-wide basis.

The table below shows a reconciliation of the Company’s net loss, including the significant expense categories regularly provided to and reviewed by the CODM, as computed under GAAP, to the Company’s net loss in the statements of operations (in thousands):

	For the Year Ended December 31,
	2024	2023
Direct research and development expenses by program:
TTI-101:
HCC	$8,583	$2,127
IPF	6,703	3,210
mBC	2,182	646
Pre-clinical, CMC, and other (unallocated) (1)	969	4,373
TTI-109	1,193	1,466
Unallocated research and development expense:
Personnel costs	2,988	2,900
Consultant fees and other costs (2)	1,032	1,144
General and administrative expense:
Personnel costs	2,085	1,882
Other general and administrative expenses (3)	2,372	917
Interest income	(747)	(1,318)
Other (income) expense, net	2,037	-
Net loss	$(29,397)	$(17,347)

(1)	Pre-clinical, CMC, and other (unallocated) costs includes pre-clinical testing, CMC, and other direct research and development expenses that are not allocated to a specific program.

(2)	Consultant fees and other costs includes expenses incurred for research and development consultants as well as payroll costs for employees within the research and development function.

(3)	Other general and administrative expenses include professional fees, accounting services, rent, and other overhead and administrative expenses.

Assets provided to the CODM are consistent with those reported on the balance sheets.

18. Related-party Transactions

During the years ended December 31, 2024 and 2023, the Company did not have any transactions with related parties. The Company evaluates transactions with counterparties who may be considered related parties, including owners, members of management or affiliates and then discloses the nature and amounts of those transaction in the notes to its financial statements.

19. Subsequent Events

Management has evaluated all subsequent events through April 1, 2025, which was the date the financial statements were available to be issued. The Company has determined that there are no subsequent events to be reported other than those listed below.

On February 14, 2025, Cara’s Form S-4/A as filed regarding its proposed merger with Tvardi, was deemed effective by the SEC. Refer to Note 1, Nature of the Business and Basis of Presentation, for further detail on the proposed merger.

On April 1, 2025, Cara held its Special Meeting of Stockholders, at which Cara stockholders approved all six proposals related to its proposed merger with Tvardi.